Exhibit 14.2

CODE OF BUSINESS CONDUCT AND ETHICS

Effective: January 1, 2026

Exhibit 14.2
CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

Introduction    1
Purpose of the Code    1
Conflicts of Interest    1
Corporate Opportunities    2
Confidentiality    2
Fair Dealing    2
Protection and Proper Use of Company Assets    2
Compliance with Applicable Laws, Rules and Regulations    3
Equal Opportunity, Harassment    3
Retaining Business Records    4
Accuracy of Company Records    4
Outside Employment    4
Service as a Director    4
Dealings with Government and Industry Regulators    5
Media Relations    5
Intellectual Property Information    5
Internet and E-Mail Policy    6
Reporting Violations and Complaint Handling    6
Sanctions for Code Violations    7
Application/Waivers    7
Revisions and Amendments    7
Other Policies and Procedures    7
Internal Use    8

Exhibit 14.2
Introduction

This Code of Business Conduct and Ethics (the “Code”) has been adopted by Hercules Capital, Inc. (the “Company”) in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by the Company and all of its employees, officers, and directors. You should carefully read and retain a copy of the Code for future reference. The Code is primarily designed to assist you in the recognition and resolution of potential conflicts of interest, maintain the confidentiality of our business activities, assist in the compliance with all applicable securities laws and reporting of any unethical or illegal conduct, and reaffirm and promote the Company’s commitment to a corporate culture that values honesty, integrity, and accountability.

All officers, directors and employees (“Covered Persons”) of the Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Chief Compliance Officer or any member of the Company’s senior management, or follow the procedures outlined in applicable sections of this Code.

The Company’s Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Company’s Insider Trading Policy, contain separate requirements for persons covered by this Code and other persons and is not part of this Code.

Purpose of the Code

This Code is intended to:

1.help you recognize ethical issues and take the appropriate steps to resolve these issues;
2.deter ethical violations and avoid any abuse of position of trust and responsibility;
3.maintain confidentiality of our business activities;
4.assist you in complying with applicable securities laws;
5.assist you in reporting any unethical or illegal conduct; and
6.reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

As a condition of employment or continued employment, you must acknowledge annually, in writing, that you have received a copy of this Code, read it, and understand that the Code contains our expectations regarding your conduct. You also will receive any updates and updated versions of this Code and will be required to read and acknowledge such updates.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and the Company’s interests. A “conflict of interest” occurs when your private interests interfere in any way, or even appears to interfere, with the interests of, or your service to, the Company. For example, a conflict of interest probably exists if:

1.you, or a member of your family, receives improper personal benefits as a result of the Covered Person’s position with the Company;
2.you use any non-public information about us, our customers, or our other business partners for your personal gain, or the gain of a member of your family;

Exhibit 14.2
3.you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit;
4.you take actions or have interests that may make it difficult to perform your work on behalf of the Company objectively and effectively;
5.you use your personal influence or personal relationship improperly to influence investment decisions, financial reporting or company charitable contributions to benefit yourself to the detriment of the Company; or
6.you give or accept, directly or indirectly, any gift, favor, or service to or from any person or entity that does or proposes to do business with the Company without obtaining pre-clearance from the Chief Compliance Officer as required by the Company’s Code of Ethics.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself. Therefore, you may not:

1.take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us, or through the use of Company property or information;
2.use our property, information, or position for your personal gain or the gain of a family member; or
3.compete, or prepare to compete, with us.

Confidentiality

You must not disclose confidential information regarding us, our affiliates, our lenders, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders or our other business partners. Even after you leave the Company, this obligation continues until the information becomes publicly available.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed by the Company to anyone other than the Board of Directors and its counsel.

Fair Dealing

You must endeavor to deal fairly with our suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:
1.manipulation;
2.concealment;
3.abuse of privileged information;
4.misrepresentation of material facts; or
5.any other unfair-dealing practice.

Exhibit 14.2

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability. You should protect our assets and ensure that they are used efficiently.
Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, it is in compliance with the Company’s policy with respect to Internet usage and social media and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business.
Highlighted below are some of the key compliance guidelines that must be followed.
1.Insider trading. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, or our other business partners while in the possession of “inside” information. Additionally, you must not trade in the securities of one company on the basis of “inside” information you possess about another company, which such “inside” information is material to the price of the first company’s securities (e.g., if the companies are competitors, or one is a supplier of another). All employees are required to be familiar and comply with our Insider Trading Policy in the Company’s Compliance Manual.
2.“Whistleblower” protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these “whistleblower” activities. You are encouraged to refer to our Whistleblower Policy in the Company’s Compliance Manual.
3. 1940 Act requirements. A separate code of ethics has been established to comply with Rule 17j-1 under the 1940 Act and is applicable to those persons designated in such code.
4.Document retention. You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. All employees are required to be familiar and comply with our Recordkeeping Policy in the Company’s Compliance Manual.

Please talk to the Chief Compliance Officer or any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new Company

Exhibit 14.2
policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, gender identity, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, gender identity, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Retaining Business Records

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation. If we inform you, or you believe that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer required to be preserved. This requirement supersedes any previously or subsequently established destruction policies for those records. If you believe that this requirement may apply, or have any questions regarding the possible applicability of this requirement, please contact our Chief Compliance Officer.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls. No false or artificial entries may be made.

Outside Employment

Without the written consent of the Chief Executive Officer, no officer or employee is permitted to:

1.engage in any other financial services business;
2.be employed or compensated by any other business for work performed; or
3.have a significant (more than 5% equity) interest in any other financial services business, including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers must be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer of the Company.

Exhibit 14.2
Service as a Director

No officer or employee may serve as a director or officer of any organization, other than the Company, without prior written authorization from our Chief Compliance Officer. Any request to serve on the board or as an officer of such an organization must include the name of the entity and its business, the names of the other board members or officers, as applicable, and a general reason for the request. The Chief Compliance Officer will consult with the Chief Executive Officer in connection with any such request.
    Directors who serve on the Company’s Board of Directors are required to adhere to the procedures set forth in the Company’s Corporate Governance Guidelines and Code of Ethics prior to serving on a board of another organization.
Dealings with Government and Industry Regulators

The Company’s policy forbids payments of any kind by us, our employees or any agent or other intermediary to any government official, self-regulatory official or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances, provided that, subject to certain limitations, political contributions or donations of an amount less than the then federally-mandated maximum amount, made without the intent to obtain or retain business or favorably influence consideration of any application for a business activity or other matter, are permitted, as further explained below. Employees are required to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials, even with respect to permissible contributions or donations.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against us. Employees are expected, if requested, to provide us with reasonable assistance, including, but not limited to, meeting or consulting with the Company and our representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Employees are required to immediately notify the Chief Compliance Officer in the event they are contacted by any national, state, local or self-regulatory authority or body regarding a potential or actual litigation, investigation, examination, or inquiry directly or indirectly involving the Company, unless, upon the written advice of legal counsel, such employee is prohibited by law from doing so in such case.

Media Relations
We must speak with a unified voice in all dealings with the press and other media. As a result, the Company’s Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about the Company. Any requests from the media regarding the Company must be referred to its Chief Executive Officer, or his or her designee.

Exhibit 14.2
Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

1.not disclose this information to persons outside of the Company;
2.not use this information for personal benefit or the benefit of persons outside of the Company; and
3.not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are prohibited from discussing or posting information regarding the Company in any external electronic forum, including Internet chat rooms, electronic bulletin boards or social media sites. You are encouraged to refer to our Social Media Policy in the Company’s Compliance Manual for more information.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by the Company’s employees, officers and directors, and you are required to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact the Chief Compliance Officer who will investigate the matter and potentially report it to the Company’s Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

The Company has also adopted a Whistleblower Policy pursuant to which you may report a concern about our conduct, the conduct of a director, officer or employee of the Company or our accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors of the Company. All reported concerns will be reviewed and by the Audit Committee and/or by the Chief Compliance Officer on behalf of the Audit Committee. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by the Company’s Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full Board and may retain outside advisors or counsel, for any concern reported to it. You are encouraged to refer to our Whistleblower Policy in the Company’s Compliance Manual and to report any concerns that you might have.

All reports will be investigated and, whenever possible, requests for confidentiality will be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will

Exhibit 14.2
keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Company’s conduct, the conduct of a director, officer or employee of the Company, or about the Company’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

1.By Mail:    Chief Compliance Officer
Hercules Capital, Inc.
31 St. James Avenue, Suite 1005 Boston, MA 02116

2.Confidentially By Mail:    Chairperson of the Audit Committee
To be Opened by Audit Committee Only C/O Chief Compliance Officer
Hercules Capital, Inc. 31 St. James Avenue, Suite 1005 Boston, MA 02116

3.Anonymously By Phone to Ethics Hotline: 650-600-5400

4.By Email to Chief Compliance Officer:    complianceofficer@htgc.com

Sanctions for Code Violations

All violations of the Code are subject to appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All the directors, officers and employees of the Company are subject to this Code.
Any material amendment or waiver of the Code for an executive officer of the Company or a member of the Board of Directors of the Company must be made by the Board of Directors and disclosed on a Form 8-K filed with the U.S. Securities and Exchange Commission within four business days following such amendment or waiver.

Revisions and Amendments

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updated, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to

Exhibit 14.2
sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

Other Policies and Procedures

This Code will be the sole code of business conduct and ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company may govern the behavior or activities of the Covered Person who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.